Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CRITICAL THERAPEUTICS, INC.

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     Critical Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
     The Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law duly adopted a resolution setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the General Corporation Law duly approved and adopted such proposed amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law. Accordingly, to effect such proposed amendment:
     Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FOURTH and inserting the following three paragraphs in lieu thereof:
     “FOURTH. That, at 5:00 p.m., Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-ten reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each ten shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares designated as the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional share of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.
     Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ninety-Five Million (95,000,000) shares, consisting of (i) Ninety Million (90,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”
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     IN WITNESS WHEREOF, this Certificate of Amendment, which has been duly adopted in accordance with Section 242 of the General Corporation Law, has been executed by a duly authorized officer of the Corporation on this 31st day of October, 2008.

CRITICAL THERAPEUTICS, INC.
By:	/s/ Trevor Phillips, Ph.D.
Trevor Phillips, Ph.D.
President and Chief Executive Officer

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